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SUBSIDIARIES

Arrendadora Gorvac S.A. de C.V.        Tootsie Roll Central Europe Ltd.
C.G. L.P., Inc.                        The Tootsie Roll Company, Inc.
C.G.C. Corporation                     Tootsie Roll Management, Inc.
C.G.P., Inc.                           Tootsie Roll Mfg., Inc.
Cambridge Brands, Inc.                 Tootsie Rolls--Latin America, Inc.
Cambridge Brands Mfg., Inc.            Tootsie Roll Worldwide Ltd.
Cambridge Brands Services, Inc.        The Sweets Mix Company, Inc.
Cella's Confections, Inc.              TRI de Latino America S.A. de C.V.
Charms Company                         TRI Finance, Inc.
Charms L.P.                            TRI International Co.
Charms Marketing Company               TRI-Mass., Inc.
Henry Eisen Advertising Agency, Inc.   TRI Sales Co.
J.T. Company, Inc.                     Tutsi S.A. de C.V.
Tootsie Roll of Canada Ltd.            World Trade & Marketing Ltd.